SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[X]   Soliciting Material Pursuant to Section 240.14a-12


                        Infinity Broadcasting Corporation

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                (Name of Registrant as Specified in Its Charter)


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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.   Title of each class of securities to which transaction applies:

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      2.   Aggregate number of securities to which transaction applies:

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      3.   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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      4.   Proposed maximum aggregate value of transaction:

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      5.   Total fee paid:

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[ ]   Fee paid previously with preliminary materials.
[ ]   Check box if any part of the fee is offset as provided by Exchange Act
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      paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.   Amount Previously Paid:
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      2.   Form Schedule or Registration Statement No.:
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      3.   Filing Party:
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      4.   Date Filed:
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News Release

For Immediate Release

                   INFINITY ANNOUNCES MEETING OF STOCKHOLDERS
                          TO VOTE ON MERGER WITH VIACOM

                Companies Continue To Expect Completion of Merger
                            In First Quarter of 2001

New York, New York, January 5, 2001 - Infinity Broadcasting Corporation (NYSE:
INF) and Viacom Inc. (NYSE: VIA and VIA.B) announced today that Infinity will hold a meeting of its stockholders to seek approval on the merger of the two companies. The companies decided to seek stockholder approval after a recent Delaware Chancery Court decision involving another corporation (Digex, Inc. Shareholders Litigation) created uncertainty about whether such a vote might be required for Delaware corporations, such as Infinity. The stockholder meeting is expected to occur in the first quarter of 2001. The closing of the merger is expected to occur promptly following the meeting.

The companies also announced that in a show of support for the merger, Infinity's two largest stockholders other than Viacom, Arturo R. Moreno and William S. Levine, have agreed to vote their shares in favor of the transaction.

Mel Karmazin, President and Chief Operating Officer of Viacom, said, "Our stockholders have been overwhelmingly enthusiastic about the transaction, which is a win-win for Viacom and Infinity. In light of the Delaware decision, we decided to seek a shareholder vote to eliminate any uncertainty created by the ruling."

Stockholders of record on January 16, 2001 will be entitled to vote on the proposed merger. Infinity will seek approval of two-thirds of the outstanding voting shares, other than shares owned by Viacom or subject to the voting agreement.

As previously announced, Infinity and Viacom have entered into a definitive agreement under which Viacom will acquire all of the issued and outstanding shares of Infinity Common Stock that it does not currently own for 0.592 of a share of Viacom Class B Common Stock per share of Infinity Class A Common Stock. Viacom currently holds 100% of the Infinity Class B Common Stock, which represents approximately 64.2% of the total outstanding shares of the Infinity Class A and Class B Common Stock and approximately 90% of the combined voting power of the Infinity Class A and Class B Common Stock. Viacom does not currently hold any of the Infinity Class A Common Stock.

The Infinity Board of Directors approved the merger agreement after receiving the unanimous recommendation of a special committee of independent directors, which was advised by separate legal and financial advisors. The transaction was also unanimously approved by the Board of Directors of Viacom.

Conference Call
Viacom will hold a conference call for investors and financial analysts on Friday, January 5, at 8:30 a.m. (EST). The Chief Financial Officer and General Counsel of Viacom and the Chief Financial Officer of Infinity will be available to answer questions. The call is open to the general public. The conference call number is 800-810-0924. Please call five minutes in advance to ensure that you are connected prior to the presentation.

Investors are urged to read the proxy statement/prospectus that will be filed with the Securities and Exchange Commission by Viacom and Infinity in connection with the merger because it will contain important information, including the identities of the participants in the solicitation of proxies from Infinity stockholders and a description of such participants' interests in such solicitation. You will be able to obtain a free copy of the proxy statement/prospectus and other relevant documents filed with the Commission by Viacom and Infinity at the Commission's website, http://www.sec.gov. Viacom and Infinity investors will also be able to obtain a free copy of the relevant documents by contacting Investor Relations at Viacom at: 800-516-4399, 1515 Broadway, New York, New York 10036 or www.viacom.com.

Note: a registration statement relating to the Viacom Class B common stock to be issued in the above transaction has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Contacts:
Media             Carl Folta                         Susan Duffy
-----             212-258-6352                       212-258-6347

Investors         Marty Shea                         Jim Bombassei
---------         212-846-6515                       212-258-6377